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Exhibit 23(b)

[Sutherland letterhead]

MARY E. THORNTON
DIRECT LINE: 202.383.0698
Internet: mary.thornton@sutherland.com

December 5, 2008

Board of Directors
Protective Life Insurance Company
2801 Highway 280 South
Birmingham, AL 35223

Directors:

        We hereby consent to the reference to our Firm under the heading "Legal Matters" in the prospectus included in the Registration Statement on Form S-1 for certain modified guaranteed annuity contracts issued by Protective Life Insurance Company. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,
SUTHERLAND ASBILL & BRENNAN LLP
By:	/s/ Mary E. Thornton Mary E. Thornton

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  Exhibit 23(b)